Exhibit 10.1

7 World Trade Center 250 Greenwich Street
New York, NY 10007 www.moodys.com

July 18, 2018

Mark Kaye

[Address]

Dear Mark:

Congratulations! On behalf of Moody’s Corporation (“Moody’s”), Ray McDaniel and I are pleased to extend you an offer to join Moody’s in accordance with the terms and conditions of this offer letter. If you accept this offer, and the contingencies of this offer are satisfied, the terms of your employment will be as follows.

1. Your Position

Initially, you will have the position of Senior Vice President & Chief Financial Officer and will report to Ray McDaniel in the New York office. We anticipate that you will start work no later than September 24, 2018 (your “Start Date”). You will have whatever reasonable duties are assigned to you consistent with your title and position. Moody’s, in its sole discretion, may change your title and duties as it sees fit.

2. Compensation

You will receive a base salary of $525,000 per year, payable on the 15th and the last day of each month, in accordance with Moody’s customary payroll practices. In your position your hours are expected to fluctuate from week to week based on the type of projects you are handling and the demands of the business. Regardless of the number of hours you work, your salary will stay the same each week and is intended to compensate you for all of your hours of work.

In addition to your base salary, you will be eligible to receive an annual discretionary bonus under Moody’s Performance Incentive Compensation (“PIC”) Plan. Your actual bonus award will be based on the performance of Moody’s, including Moody’s meeting certain targeted annual financial objectives, and your individual performance. Funding for PIC and individual awards may vary substantially from year-to-year based on the extent to which performance and financial objectives are met, exceeded or missed. Moody’s has broad discretion with respect to determining actual bonus awards.    In order to earn and receive payment of any bonus award, you must remain actively employed by Moody’s through the date on which bonuses are paid and otherwise satisfy the eligibility requirements of the PIC.

For calendar year 2018, your bonus target will be $625,000. Moody’s will guarantee you an actual bonus of $625,000, provided that you are actively employed by Moody’s on the date that bonuses are paid and satisfy the PIC eligibility requirements of remaining in good standing, meaning that you are satisfactorily carrying out your material duties and refraining from engaging in misconduct or violation of Company policy. Bonuses are typically paid during the first quarter of 2019.

In addition, within 30 days after your start date with Moody’s, you will receive a one-time payment of $150,000, less all applicable taxes and withholdings. This payment represents our appreciation for your continued employment, which we hope will continue for some time. By countersigning this letter, you agree that, as a condition of this sign-on bonus, if you voluntarily resign or are terminated by Moody’s for Cause before the first anniversary of your date of hire, you shall immediately repay Moody’s the net amount of the one-time payment ($150,000), received by you after the applicable taxes and withholdings, without pro-ration, offset, reduction or adjustment of any kind. In addition, please sign and return a copy of the enclosed Authorization and Agreement for Repayment of Sign-On Bonus with your signed Offer Letter, which sets forth the terms and conditions of your obligations regarding repaying your Sign-On Bonus.

You will receive a one-time long-term award valued at $1,200,000 (the “Total Award Value”) on October 1, 2018. Of this amount, you will receive 100% in Moody’s Corporation restricted stock units having an aggregate value on the grant date of 100% of the Total Award Value. The number of shares of restricted stock units that you will receive will be the Total Award Value divided by the fair market value of Moody’s Corporation’s common stock on October 1, 2018. This award will vest 50% on October 1, 2019 and 50% on October 1, 2020, subject to your remaining continuously employed by Moody’s through each applicable vesting date. Formal grant letters containing further information, including the terms and conditions of your one-time long-term award, will be sent to you following the grant date.

In addition, you will receive a second incentive award opportunity on October 23, 2018 valued at $1,150,000. Of this amount, you will receive 60% percent in performance shares for the period 2018-2020. The performance shares will provide for a payout, upon achievement of performance goals at the end of the performance period. The actual number of shares issued to you upon payout will depend on the level of achievement of the performance goals. The remainder of the grant will be awarded 20% in stock options and 20% in restricted stock units. The grants pursuant to the second incentive award will be subject to your remaining continuously employed by Moody’s through the actual grant dates. Formal grant letters containing further information, including the terms and conditions of your second incentive awards, will be sent to you following the grant dates.

You will also be considered for additional long-term incentive awards at the time that awards are generally made to eligible employees of Moody’s. The next award date is currently anticipated to be in February 2019. Any such long-term incentive award will be subject to the discretion and approval of the Compensation & Human Resources Committee. The annual long-term incentive award amount that is recommended to the Committee is expected to be granted in the same proportion as the second incentive award: 60 percent as three-year performance shares, 20 percent in stock options, and 20 percent as restricted stock units. The recommended target grant value will be $1,150,000.

For the avoidance of doubt, as a member of the Moody’s Executive Team, you are covered by the Moody’s Change in Control Severance Plan and the Moody’s Corporation Career Transition Plan, as in effect at the relevant time.

3. Benefits

Upon joining Moody’s, you will accrue 20 vacation days in each calendar year, which is accrued on a monthly basis in accordance with Moody’s US Vacation policy. Vacation time will be pro-rated in accordance with your Start Date.

You will be allotted up to 3 personal days each calendar year in accordance with Moody’s Personal Day Policy. You will also be allotted up to 3 floating holidays each calendar year depending on the holiday schedule for that year, in accordance with Moody’s Floating Holiday Policy. In your first year, personal days and floating holidays will be pro-rated based on your Start Date.

A Service Anniversary Day is granted to each employee with two (2) or more years of service on his or her anniversary date. Starting next year, your eligibility for paid time off shall be determined in accordance with Moody’s policies that are then in effect.

You will also be eligible to participate in Moody’s welfare and benefits programs. You will be able to obtain detailed information about Moody’s welfare and benefit plans from Moody’s intranet, once you commence employment. You will be eligible to elect and enroll in Moody’s welfare and benefit plans after you receive your first paycheck. Enrollment in benefits can be conducted electronically through Moody’s Benefit Center at Fidelity, which can be accessed at Netbenefits.Fidelity.com or through Moody’s intranet. Any health and welfare benefits you elect as a new hire will be effective retro-active to your hire date. You have 31 days from the date of your first paycheck to enroll in health and welfare benefits. Failure to make any election within the 31 day timeframe will be regarded as a declination of benefits and will be administratively coded as a no coverage election. You will have an opportunity to change your election(s) during the next designated annual enrollment period or if you experience a qualified life event prior to the next annual enrollment period.

4. At-will Employment

While Moody’s looks forward to a long and mutually beneficial relationship with you, you should understand that there is no fixed duration for your employment. Your employment with Moody’s is at-will, which means that you can resign or Moody’s can terminate your employment for any or no reason and with or without advance notice or cause. Please note that your job duties, title, responsibilities, reporting level, compensation and benefits, as well as the personnel policies and procedures applicable to you, may be changed at any time, with or without notice in Moody’s sole discretion. No commitments affecting the term of your employment are binding on Moody’s unless contained in writing and signed by an authorized representative of Moody’s. In addition, nothing in this offer letter should be construed as a guarantee of any particular level of benefits or of your participation in any benefit plan. Please understand that Moody’s periodically reviews its compensation and benefits programs and may from time to time amend, modify or terminate any benefit or compensation plan then in effect.

5. Prerequisites of Employment

This offer is contingent upon our receiving satisfactory responses from your references, satisfactory results from Moody’s regular pre-employment procedures, including a drug screening test to be administered prior to your starting with us. Your offer is also contingent upon acceptance of all applicable Moody’s policies, including but not limited to the Moody’s Code of Business Conduct.

Your offer is also contingent upon your execution of a Confidentiality and Proprietary Rights Agreement, a copy of which is enclosed with this offer letter.

This offer letter is contingent upon you satisfying your obligations, if any, under Moody’s Securities Trading Policy. This may include divestiture of securities that are restricted based on the requirements of the position for which you are being considered and utilizing designated broker-dealers for your securities holdings. If you have obligations under the Securities Trading Policy, you will receive an email with a link to the Prospective Employee Securities Holding form, which must be completed in order to commence the clearance of relevant securities holdings.

This offer is also contingent upon providing proper documentation demonstrating your eligibility to work in the United States. Please be prepared to show appropriate identification and proof of eligibility to work in the United States on the first day that you report to work. Failure to show the appropriate eligibility documentation on your first day will result in your being sent home that day and failure to produce the appropriate documentation within three days of your start date may result in termination of your employment. Please refer to the enclosed materials or contact us if you have questions regarding this requirement.

You will be expected to devote your full working time and attention and your best efforts, skills, and abilities to performing your duties in the sole interest of Moody’s. In performing your duties, you will be expected to comply with all applicable laws, regulatory and self-regulatory rules and regulations, and all policies and procedures of Moody’s. You acknowledge and agree that your violation of any such laws, rules, regulations, policies or procedures, including any conduct constituting a reoccurrence of a prior violation of any such laws, rules and regulations, may result in immediate termination.

By signing this letter you confirm that you are not subject to, and you will not be in violation or breach of, any agreement or restriction that in any way prohibits you from joining Moody’s or performing your work with us. You also agree that you will not disclose to Moody’s any confidential information of any third party.

6. Other Matters

By accepting this offer of employment, you and the Company agree to bring any claims relating to, arising out of, or pertaining to your employment with and compensation from the Company in an individual capacity and unless you and the Company agree in writing, claims covered by this agreement may not be joined or consolidated in court with other individuals’ claims in a class, collective, or representative action, and no damages or penalties may be sought or recovered on behalf of other individuals.    You further agree that if you are included within any such class, collective, or representative action, you will take all steps necessary to opt-out of the action or refrain from opting in, as the case may be. Nothing in this Agreement shall preclude you from filing a charge with the National Labor Relations Board (“NLRB”).

You acknowledge that in deciding to sign this offer letter you have not relied on any representations, promises or commitments concerning your employment, whether spoken or in writing, made to you by any Moody’s representative, except for what is expressly stated in this offer letter. You also acknowledge that this offer letter is intended as written, and that no marginal notations or other revisions to this offer letter are binding on Moody’s unless expressly consented to in writing by the undersigned. This offer letter, together with the Confidentiality and Proprietary Rights Agreement, will be the entire agreement relating to your employment with Moody’s.

This offer letter shall be construed and interpreted in accordance with the laws of the State of New York.

Kindly indicate your acceptance of employment with Moody’s on the terms stated above by signing the enclosed copy of this offer letter in the space provided below and email it to me at HRAdministration@Moodys.com within 3 days from the date of this letter. The original offer letter is in effect as of your first day of work and will be collected from you during that day.

We hope that you will find this opportunity with Moody’s rewarding. If you have any questions, please call me at [Telephone Number].

Sincerely,

/s/ Elin Thomasian
Elin Thomasian,
Senior Vice President - Talent Acquisition

ACCEPTED & AGREED TO:

/s/ Mark Kaye	7/18/18
Mark Kaye	Date

cc: L. Agostini